EXHIBIT 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Teekay Offshore Partners L.P.:

(1)	No. 333-147682 on Form S-8 pertaining to the Teekay Offshore Partners L.P. 2006 Long Term Incentive Plan;
(2)	No. 333-175685 on Form F-3 and related prospectus for the registration of 713,226 common units;
(3)	No. 333-178620 on Form F-3 and related prospectus for the registration of 7,122,974 common units;
(4)	No. 333-183225 on Form F-3 and related prospectus for the registration of 1,700,022 common units;
(5)	No. 333-188393 on Form F-3 and related prospectus for the registration of up to $100,000,000 of common units;
(6)	No. 333-188543 on Form F-3 and related prospectus for the registration of 2,056,202 common units;
(7)	No. 333-193301 on Form F-3 and related prospectus for the registration of 1,750,000 common units;
(8)	No. 333-196098 on Form F-3 and related prospectus for the registration of debt and equity securities; and
(9)	No. 333-197053 on Form F-3 and related prospectus for the registration of up to $500,000,000 of common units.

of our reports dated April 2, 2015, with respect to the consolidated financial statements as at December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014 and the effectiveness of internal control over financial reporting as of December 31, 2014, of Teekay Offshore Partners L.P., and our report dated April 2, 2015, with respect to the consolidated financial statements of OOG-TKP FPSO GmbH & Co KG and subsidiaries which reports appear in the December 31, 2014 Annual Report on Form 20-F of Teekay Offshore Partners L.P.

/s/ KPMG LLP

Chartered Accountants

Vancouver, Canada

April 2, 2015